Exhibit 4.33

English Translation

Version 3

Zhejiang Yuhui Solar Energy Source Co., Ltd.

Employment Contract

Jiashan, China

2008

Employment Contract

WHEREAS:

Zhejiang Yuhui Solar Energy Source Co., Ltd. intends to employ Zheng Zhidong as its employee. In accordance with the Labor Contract Law of the People’s Republic of China and the relevant laws and regulations of the State and Zhejiang Province, and based on the principles of equality and mutual benefit, Party A and Party B agree to enter into this Contract after an unanimous agreement is made through consultation.

This Contract is made between the following parties on January 20, 2009 in Jiashan County, Jiaxing City, Zhejiang Province, China:

Party A:	Zhejiang Yuhui Solar Energy Source Co., Ltd. (the “Company”)
Address:	No. 8 Baoqun Road, Yaozhuang Town Industrial Park, Jiashan County, Jiaxing City, Zhejiang Province
Legal Representative:	Li Xianshou

Party B:	Zheng Zhidong
ID Card No.:	330106196712080414
Nationality:	Han
Educational Level:	Bachelor degree
Legal Address:	6-2-601, Wenxin Renjia, Hangzhou City

1. Term of the Contract

The term of this Contract is from February 2, 2009 to February 1, 2012, including the probation period from February 2, 2009 to August 1, 2009. If either party does not want to renew this Contract prior to the expiration of its term stated above, he/it shall notify the other party in writing of the same one (1) month prior to its expiry date.

2. Conditions for Employment

During the probation period mentioned above, Party A shall assess Party B’s work performance in accordance with the following criteria. If, upon completion of the probation period, Party B meets the relevant criteria below, he will formally become a contract staff of Party A:

1. Party B shall observe disciplines and laws, comply with all rules and regulations of Party A, take the interests of the whole into account and maintain the interest of Party A as a whole. Party B shall accept the job assignment and designation by Party A, keep Party A’s trade secrets in confidence and maintain Party A’s office equipment and information in good condition.

2. Party B shall fully devote himself to work and have the professional knowledge and skills, business management standard, organization and implementation ability, and enterprising and pragmatic spirit which make him competent at this job. Party B shall also try his very best to complete all tasks requested by this job.

3. Party B shall honestly disclose any personal information reasonably required by Party A, including without limitation, health condition, disease history, identity, educational background and working experience. Party B shall meet all necessary conditions in relation to his work, such as physical health condition.

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3. Job Position and Location

3.1 Party B shall be employed in the position of Director of Technology. Without the prior written consent of Party A, Party B shall, during his employment, not do any other part-time job, nor directly or indirectly engage in any competing commercial activities similar to those business activities being or to be conducted by Party A, including but not limited to being employed in any company which is in competition with Party A, engaging in competing consulting or other business activities, or providing technical information, technical parameters and trade secrets of Party A to any company which in competition with Party A.

3.2 Party B is expected to work at Jiashan, Zhejiang. Party B hereby agrees that Party A may adjust the job position of Party B, his scope of work, job location and the salary and other matters in relation to his job position from time to time according to the needs of Party A and the ability and work performance of Party B. When the adjustment is made, the parties shall give their confirmation in writing separately in respect thereof.

3.3 The scope of work and responsibility of Party B, including without limitation, the authorization, scope of work, procedures and methods of work, shall be based on the job description issued by Party A. Party B shall perform his duties in accordance with the rules and regulations of Party A and the requirements of its relevant persons in charge prior to the receipt of his job description.

3.4 Party B shall complete any work assigned by Party A based on the reasonable requirements of Party A and according to the timeframe, quality and quantity required. Party A may also arrange Party B to take up one or more temporary assignments during his working time. Party B shall accept and complete such assignments so as to make his best endeavor to assist Party A in achieving or exceeding its expected commercial purpose.

4. Labor Protection, Working Conditions and Protection Against Occupational Disease

4.1 Party A shall provide appropriate working environment to Party B to ensure that he will work in an environment and condition where his personal safety and health are free from serious harm.

4.2 Party A shall provide Party B with any necessary labor protection items and/or allowances based on the actual situation of Party B’s job position and pursuant to the relevant laws. Party B shall strictly comply with the relevant safety operation procedures.

4.3 All occupational disease hazards and their consequences, protective measures against occupational disease and related welfares possibly involved in the manufacturing activities of Party A have been stipulated in the measures for the administration of labor protection or other internal documents of Party A. Party B shall read all the above-mentioned documents carefully and may inspect them at any time. Upon execution of this Contract, Party A shall be deemed to have fulfilled the obligations it has been notified regardless of whether Party B inspects the relevant documents.

4.4 If Party A’s protective measures against occupational disease cannot meet the requirements of the relevant laws and regulations, Party B shall report timely to the relevant departments or labor union of Party A. Party B shall wear or use the labor protection items or facilities provided by Party A as required.

5. Working Time and Vacation

5.1 Party A shall comply with the working time system as required by the State and Zhejiang Province. The specific arrangement of working time shall be based on the relevant requirements made by Party A with reference to its actual situation of production and business operation. Especially for senior management, as well as special job positions such as drivers and cleaners, Party A may apply to them with flexible working time in accordance with the relevant national requirements.

5.2 Party B shall be entitled to public holidays and other statutory leaves with pay stipulated by the relevant national laws and regulations, such as marriage leave, maternity leave, funeral leave, sick leave, home leave and family-planning leave.

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5.3 Party B shall be entitled to five (5) days of paid leave per year after the completion of continuous employment by Party A for one (1) year. The minimum period for the paid leave will be one (1) day. If Party B plans to take a paid leave for at least five (5) consecutive days, he shall make an application one (1) month in advance and Party A will arrange the paid leave according to its actual situation. The paid leave cannot be transferred to the next year. Other requirements with regard to paid leave shall be subject to the rules and regulations of Party A.

6. Overtime Work and Business Trip

6.1 Party A may from time to time arrange Party B to work overtime outside the working time prescribed by it based on the reasonable requirements of work, and Party B shall make his best effort to comply with such arrangement except for the case of emergency or physical discomfort.

6.2 Party A shall make an overtime payment to or arrange additional rest days for Party B in accordance with the relevant regulations of the State or Zhejiang Province, except for those employees with flexible working time. The specific measures shall be subject to the relevant laws and regulations, as well as the rules and regulations of Party A.

6.3 Party A may arrange Party B to go for business trips to other places in the country and/or abroad from time to time, and Party B shall make his best effort to comply with such arrangement except for the case of emergency or physical discomfort.

7. Salary and Social Insurance

7.1 In relation to Party B, Party A shall adopt the following: a) annual salary system ☐; b) monthly salary system ☑; c) time-rate and piece-rate system ☐; d) commission system ☐; e) project-based wage system ☐. The pre-tax basic salary of Party B shall be RMB              per month; the pre-tax basic salary for the probation period shall be RMB                 /             per month.

7.2 Any currencies received by Party B other than from subsidies, bonus (if any), allowances (if any), welfare benefits or other wages or any amount of other incomes (if any), as well as the standards and time of payment shall be determined in accordance with the relevant rules and regulations of Party A or confirmed by a supplemental agreement separately signed by Party A and Party B. Party A may (but shall not be obliged to) release a certain amount of bonus to Party B at the end of the year according to its annual operating result, the result of performance appraisal of all departments and the work performance of Party B.

7.3 Party A shall pay the salary of previous month on the twenty-fifth day (25th) of each month. If the salary payment may be delayed due to any emergency, Party A shall notify Party B of such delay at least two (2) days in advance. Such delay shall not be more than fifteen (15) days.

7.4 Party A shall pay social insurance in accordance with the relevant national laws and regulations and shall undertake any other costs required by the national laws and regulations. Any taxes payable on the income of Party B (income tax or local tax) or any other costs that shall be personally undertaken by Party B shall be deducted by Party A from the salary of Party B in accordance with the laws and regulations. Such other costs that shall be personally undertaken by Party B shall include but not limit to: all costs set forth in court judgments and/or arbitration awards that are required to be deducted by Party A from the salary of party B; all compensations for damages payable by Party B to Party A as required by this Contract or the rules and regulations of Party A; and all other costs and expenses that shall be deducted from the salary of Party B in accordance with the applicable laws and regulations of the PRC.

7.5 Party A shall adopt a confidential salary system. All information relating to Party B’s salary, including without limitation, its amount, calculation method, the time and method of its release, shall constitute the confidential information of Party A. Party B shall not disclose in any way such information to any third party without the prior written consent of Party A.

7.6 The salary shall in principle be paid by Party A in the following manner: Party A credits the amount by bank transfer to the bank account opened in the name of Party B at the same bank as Party A.

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8. Labor Disciplines

8.1 Party B shall comply with all national laws and regulations.

8.2 Party B shall abide by the Employee Manual and all other rules and regulations, and shall implement the code of practice and confidentiality requirements of Party A.

8.3 Party B shall not use any facilities of Party A to check or disseminate any information that is in violation of national laws and regulations, corrupts public morals or has any adverse effect on Party A, or to do any act of the same nature. Party B shall not check, transmit, release or disseminate any information nor engage in other activities unrelated to his work during office hours through internet, telephone and other facilities.

8.4 Party A shall have the right to inspect, guide and examine the performance of labor disciplines by Party B. Party A shall impose punishment on Party B for any of his material violation of labor disciplines and shall have the right to terminate this Contract in accordance with the relevant national requirements and the rules and regulations of Party A.

8.5 In Party A’s previous cases, any business personnel who accepts a bribe worth RMB One Thousand (1,000) will result in Party A suffering an actual loss of at least RMB Ten Thousand (10,000). Therefore, Party B guarantees that he himself and his relatives will not have any of the following circumstances: 1) Party B or his relatives hold(s) shares or part of the interest in such shares (including without limitation, right to dividends) of any enterprise operated or controlled by Party B that has business relationship with Party A, and/or its affiliated companies (“Affiliated Companies” shall mean any enterprises and/or other entities which directly or indirectly control or are controlled by a party. “Control” shall mean holding 50% or above of the registered capital and/or capital, and/or shares.) These Affiliated Companies shall be hereafter referred to as “Affiliated Enterprises”; 2) Party B or his relatives work(s) for Affiliated Enterprises; 3) Party B or his relatives engage(s) in any commercial bribe or similar acts in any manner, including but not limited to accepting rebates or gifts (including without limitation, cash, cards, stocks or precious items), shares, feast or other preferential treatments in any form from any actual or potential customers, suppliers, service providers, intermediaries or any other entities which have business relationships with Party A, unless permitted by Party A in advance or reported to Party A according to the requirements. Party A shall have the right to check and verify anything suspicious and Party B, and shall make clarification in writing in respect thereof and provide the relevant evidence and information according to the requirements of Party A. Party B shall report to Party A any matters which, in the opinion of Party A, may lead to commercial bribe or corruption, and shall take avoidance measures (including suspension of the relevant business relationship) on a voluntary basis according to the requirements of Party A. If it is confirmed that Party B has engaged in any commercial bribe or similar act, he shall be deemed as a material violation of labor disciplines, and Party A shall have the right to immediately discharge this Contract, pursue economic and legal liabilities from Party B, and request Party B to compensate any losses suffered by Party A at the ratio mentioned above in accordance with the requirements of this Contract and the rules and regulations of Party A, and shall also have the right to record such matter accurately to Party B’s personal files or disclose or report the same to any third party.

8.6 During his employment with Party A, Party B shall not engage in any business activities that are in violation of laws and regulations, and the rules and regulations of Party A, including without limited to withholding the relevant transaction information without reporting, or making false reports of such information, by business personnel that is in violation of the management system of the Customs Department; or violating by business personnel the management systems of finance or foreign exchange. Should Party A bear any liability or suffer any loss due to any illegal act of Party B, Party B shall be liable to make full compensation in respect thereof. Upon occurrence of the above event, Party B shall be regarded as a material violation of labor disciplines. Party A shall have the right to immediately discharge this Contract and pursue economic and legal liabilities from Party B in accordance with the requirements of this Contract and the rules and regulations of Party A, and shall also have the right to record such matter accurately to Party B’s personal files or disclose or report the same to any third party.

8.7 All products of Party A shall be sold at the guiding price determined by Party A. As a business personnel, Party B shall be under an obligation to act in the best interest of Party A during the business operation. Any of his negative or slack action shall be dealt with in accordance with the rules and regulations of Party A. If the interest of the Company is materially impaired due to the business activities of Party B, Party B shall be regarded as a material violation of labor disciplines, and Party A shall have the right to immediately discharge this Contract and pursue economic and legal liabilities from Party B in accordance with the requirements of this Contract and the rules and regulations of Party A, and shall also have the right to record such matter accurately to Party B’s personal files or disclose or report the same to any third party.

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8.8 As a business personnel, Party B shall act on the basis of the principle of optimizing the interest of the Company when purchasing materials, equipment, spare parts (the “Purchased Materials”) or seeking services, and shall make his best effort to cut down the prices for the Purchased Materials/services so as to obtain the best price for the Purchased Materials or services among products with similar functions as much as possible provided that the same conditions are provided. Party A shall have complete confidence in the work done by Party B but shall have the right to examine and inspect his work. If, within 3 months from the date on which Party B executes a contract in respect of a transaction, Party A obtains a price quotation for products/services with similar functions (without limitation, the products of the same model/services of the same type provided by the signatory to such contract) from other third party (the “Third Party Price”) (provided that the same conditions are provided) which is 10% lower or even much lower than the price offered by the signatory, Party B shall be deemed as a dereliction of his duty because of his failure to perform duties. If the Company overpays a cumulative amount (such amount = the difference between the cumulative Third Party Price and the cumulative price quotation of the signatories, hereinafter referred to as the “Difference”) of over RMB10,000 due to the dereliction of duty by Party B in several transactions, Party B shall be deemed as a serious dereliction of duty and shall make compensation to Party A for any actual losses suffered by it (i.e. the Difference that has been paid by Party A to other parties). If it is found by the relevant departments of Party A during the contract review period that the Difference of a single contract exceeds RMB20,000 or the annual cumulative Difference amounts to over RMB50,000, Party B shall be deemed as a serious dereliction of duty and shall pay 20% of the Difference to the Company as compensation for the expenses incurred by it for checking the above. Any examination, inspection and approval made by the finance department, internal control department, legal affairs department and general manager of Party A with respect to the businesses conducted by Party B and the contracts, agreements, and quotation and technical information in relation thereto shall not release any liabilities and obligations of Party B in seeking best price and shopping around or of the application of this Article.

9. Party A may discharge this Contract if Party B has one of the following circumstances:

1. Party B is proved not to satisfy the conditions for employment during the probation period.

2. Party B seriously violates Party A’s labor disciplines or rules and regulations.

3. Party B commits a serious dereliction of duties, engages in malpractices for selfish ends or violates this Contract, thus causing great damages to Party A.

4. Party B is subject to criminal liability in accordance with law or re-educated through labor.

5. Party B concurrently has an employment relationship with other companies and economic organizations, and refuses to make corrections upon request from Party A.

6. The resume provided by Party B is materially untrue or has omission of facts, Party B provides fake certificates or proof for employment relationship in relation to his employment.

10. Party A may discharge this Contract by giving a 30-day prior written notice or paying an additional one-month salary to Party B if Party B has one of the following circumstances:

1. After expiration of the medical treatment period, Party B, as a result of illness or non-work related injury, is unable to perform the duties of his original job or any new job arranged by Party A.

2. Party B is incompetent and remains incompetent after training or adjustment of his position.

3. A significant change arises in the objective circumstances based on which this Contract was concluded, thereby causing this Contract impossible to perform, and no agreement is reached by the parties in respect of the amendment to this Contract after consultation.

11. This Contract shall be terminated if one of the following circumstances occurs:

1. This Contract is expired and the parties fail to renew it.

2. The conditions for termination of this Contract as agreed by the parties occur, including without limitation, the failure on the part of Party B (as a business personnel) to meet any business requirements prescribed by Party A as confirmed by it for three (3) consecutive months without proper causes.

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3. Party B starts to enjoy basic pension fund insurance according to law.

4. Party B is dead or declared dead or disappeared by a people’s court.

5. Party A is declared bankrupt according to law.

6. Party A is revoked of the business license, ordered close, revocation or decides an early dissolution.

7. Other circumstances stipulated by laws and administrative rules.

12. Matters relating to the discharge and termination of this Contract

12.1 Party A and Party B may discharge this Contract prior to its expiry after an unanimous agreement is made through consultation.

12.2 Party B may discharge this Contract by giving a 30-day prior written notice to Party A and following the handover of jobs to the personnel designated by Party A. Party B may discharge the Employment Contract during the probation period by giving a 3-day prior notice to Party A.

12.3 In the event of any discharge or termination of this Contract, Party A shall pay compensation to Party B based on the specific situation and in accordance with the laws and regulations of the State or Zhejiang Province, as well as the rules and regulations of the Company.

13. Matters for attention when Party B resigns

13.1 Party B who unilaterally discharges this Contract shall provide Party A with a resignation letter one (1) month prior to his resignation.

13.2 If Party A has provided to Party B any training relating to its business or other training and paid the relevant fees and expenses (including without limitation, tuition fees, material expenses, travelling expenses and living subsidies, hereinafter referred to as the “Training Costs”), and Party B is dismissed by Party A due to the circumstances stipulated in Article 9 hereof during the service period as agreed by the parties, or Party B tenders his resignation unilaterally or quits on his own, Party B shall pay to Party A penalty for breach of contract, which is 5 times the amount of the Training Costs. The specific amount of the Training Costs shall be determined in accordance with the relevant laws and regulations, and based on the valid invoices and receipts, and other evidence and information provided by Party A.

13.3 Prior to the resignation and departure of Party B or termination of this Contract, Party B shall be under an obligation to cooperate with Party A to complete all matters relevant to the handover of jobs, return of items and report of situation. Party B shall keep Party A’s Confidential Information of all kinds in strict confidence, and shall not work for other employers whose business is similar to and in competition with Party A as agreed by the parties during the stipulated period, nor shall he conduct any business of the same kind that is in competition with Party A. Party A and Party B shall sign the Confidentiality and Non-Competition Agreement separately to define the specific rights and obligations of the parties.

13.4 Prior to the execution of the formal Confidentiality and Non-Competition Agreement, Party B specifically undertakes that, during his employment with Party A and within two years after his resignation, departure or termination of this Contract, Party B shall, without the prior written consent of Party A, not disclose in any way or use without authorization any non-public information of Party A, including without limited to any company information, business plans, situation of personnel, financial information, proprietary technologies, processes, and workflows relating to Party A and its business, operation, personnel and technology that are known by Party B from Party A or due to his employment with Party A. Non-public confidential information shall include any information which Party A expressly states that it is confidential, or which is regarded as confidential information of Party A based on the reasonable judgment of Party B (Party B shall not disclose or use the above information which is evidenced to have come from Party A regardless of whether he obtains similar information from a third party). In addition, Party B shall not directly or indirectly engage in any competing business activities which are similar to the business being or to be conducted by Party A, including but not limited to being employed in a company that is in competition with Party A, engaging in competing consulting or other business activities. Otherwise, Party A shall have the right to demand Party B to pay penalty for breach of contract. In the event that the penalty for breach of contract are insufficient to cover the loss, Party B shall fully compensate for such loss.

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As a consideration for Party B to undertake the non-competition obligation for two years after the termination or discharge of this Contract, Party A agrees to give appropriate compensation to Party B. The parties unanimously agree that the total amount of compensation shall be the total amount of Party B’s basic salary for one year, which is the monthly basic salary multiplied by 12 months. Such compensation will be released in equal amount on a monthly basis from the date on which this Contract is terminated or discharged, and will be paid on the salary payment date of Party A for a period of 24 months by bank transfer to the bank account of Party B to which his monthly salary was credited. Party B shall notify Party A in writing of any change of the bank account. If the release of compensation is rejected due to the failure on the part of Party B to give written notification, Party A shall have the right to withdraw such compensation and be deemed to have paid it as scheduled. Party B shall continue to perform his non-competition obligation. The total amount of compensation shall constitute all the compensations to be obtained by Party B for undertaking his non-competition obligations hereunder, and Party A shall not be required to make any additional compensation in respect thereof. Notwithstanding the aforesaid provisions, Party A shall have the right to unilaterally discharge the obligations of Party B hereunder with respect to competition restrictions. The decision to discharge such obligations unilaterally shall become effective only when Party A gives a written notice to Party B.

Party B shall accurately report to Party A in writing his recent whereabout, address, work situation and contact details by the fifth day of each month from the date on which the employment relationship with Party A is terminated so as to enable Party A to inspect the performance of non-competition obligation by Party B. If Party B fails to report the above in a timely manner, he shall be deemed as a violation of non-competition obligation and Party A shall have the right to terminate the release of compensation immediately and to demand Party B to undertake the corresponding legal liabilities based on the above.

In addition, if Party B divulges to any third party the Confidential Information acquired from Party A, Party A shall have the right to disclose to the third party the fact of such divulgence and request the third party to offer cooperation to pursue liabilities from Party B, or request the third party to undertake joint liabilities with Party B.

13.5 Upon termination or discharge of this Contract by Party A and Party B due to any reasons, Party B shall immediately return all properties belonging to or obtained because of his employment with Party A, including without limitation, business trading records, business cards of clients, technical information, financial accounts and the originals, duplicates and copies of any other documents. Party A shall pay to Party B any salary, subsidies and economic compensations in connection with the departure after the above handover is completed. Upon completion of the departure formalities, Party A shall proceed the formalities in relation to the termination of employment for Party B. If Party B does not complete the departure formalities or fails to collect the notice of termination of employment within certain period of time, it shall bear all legal liabilities arising therefrom.

14. Works from Employment

14.1 The parties acknowledge that the titles to all the research, development, invention and design completed and conceived by Party B in connection with the performance of his duties or primarily by taking advantage of the physical and technical conditions and business information of Party A (the “Works from Employment”) during his employment with Party A shall be owned by Party A. Party A shall have the right to use or transfer to a third party such Works from Employment within its scope of business at its sole discretion and without the consent of Party B. Party B shall provide all necessary information and take necessary actions as required by Party A (such as application, registration and filing) to assist Party A in acquiring and exercising the relevant intellectual properties. Party A shall give rewards for any Works from Employment that are actively created by Party B in accordance with its rules and regulations.

14.2 All personal and moral rights in relation to the above Works from Employment, such as the right to authorship (except for the circumstances where Party A can be an author pursuant to the laws and regulations), shall be enjoyed by Party B in the capacity of inventor, creator, designer or developer. Party A shall respect the moral rights of Party B and protect the exercise of such rights by Party B.

14.3 Party B shall make a written declaration to Party A in a timely manner in respect of any works completed during his employment with Party A that are unrelated to its business (the “Personal Creations”), for which Party B claims intellectual property rights. If it is confirmed by Party A after its verification that the Personal Creations are the works unrelated to the employment, Party B shall be entitled to the intellectual property rights in respect thereof. However, Party A shall not use or transfer to any third parties such Personal Creations without the written confirmation from Party B that such works are unrelated to the employment.

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14.4 If Party B does not declare or has declared but Party A has sufficient basis to conclude that any works completed by Party B during the employment with Party A are not unrelated to the employment, such works shall be inferred to be the Works from Employment and Party A shall have the right to use or transfer them to any third parties. If Party A has any disagreement with respect to the ownership of works after the declaration of Party B, the parties can resolve it through consultation. In the event that no agreement can be made through consultation, such dispute shall be resolved by legal means.

14.5 Prior to the execution of this Contract, Party B shall notify Party A in writing of all patented technologies, copyrights, technical secrets or other trade secrets that were already owned by him. Party B undertakes that he shall, during the employment with Party A, not use any technical secrets or other trade secrets of other parties without authorization, nor do any act which may infringe the intellectual property rights of other parties or may have any adverse effect on Party A without authorization.

15. Liabilities for Breach of Contract

15.1 If a Party suffers any loss as a result of the breach of this Contract by the other party, he/it shall be liable for compensation in accordance with the relevant laws and regulations.

15.2 If Party A suffers any loss due to the discharge of this Contract by Party B that is in violation of the national laws and regulations, Party B shall be liable for compensation according to the actual loss of Party A or the requirements of this Contract.

15.3 If Party B violates Article 3.1, he shall, once confirmed after investigation, pay to Party A penalty for breach of contract, which is 10 times the total amount of Party B’s annual basic salary. If such penalty for breach of contract is insufficient to cover the loss of Party A, Party B shall fully compensate the loss suffered by Party A. Any breach involving criminal offences shall be referred to the relevant government departments for handling.

15.4 If Party A suffers any loss because of the negligence, fault or fraudulent act of Party B during the performance of his duties, Party B shall be liable for compensation. The amount of such compensation shall be at least 20% of the value of the loss suffered by Party A. If, however, the ratio of compensation for loss as required by the rules and regulations of Party A is greater than 20%, such ratio prescribed in the rules and regulations shall prevail.

15.5 If Party B violates the non-competition obligation or confidentiality obligation described herein, he shall, once confirmed by Party A after investigation, pay to Party A penalty for breach of contract, which is 5 times the total amount of compensation. If the penalty for breach of contract is insufficient to cover the actual loss of Party A, Party B shall compensate the loss suffered by Party A. Should there be any provisions in the Confidentiality and Non-Competition Agreement separately signed by Party A and Party B with respect to penalty, the provisions in the Confidentiality and Non-Competition Agreement shall prevail.

15.6 If Party B has entered into other related agreements with Party A, he shall perform his liabilities and obligations thereunder.

16. Labor Dispute Resolution

Any disputes arising between Party A and Party B in connection with the performance of this Contract or the dismissal, removal and discharge of Party B by Party A may be resolved pursuant to the labor dispute resolution procedures, the details of which are as follows:

1. Party A and Party B resolve their dispute by agreement.

2. An application for arbitration shall be made to the labor dispute arbitration commission of the place where Party A is domiciled.

3. Any party who disagrees with any arbitration award may institute a legal action at the peoples’ court of the place where Party A is domiciled within fifteen (15) days of the receipt of such an arbitration award.

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17. Miscellaneous

17.1 This Contract is executed in two originals and the parties shall each keep one original. Each original shall have equal effect. This Contract shall become effective once it is signed by the parties.

17.2 Any amendment or supplement hereto shall become effective when it is made in writing and duly signed by Party A and Party B.

17.3 Party B hereby represents and undertakes that he is able to execute this Contract lawfully and is subject to this Contract. The execution of this Contract and performance of the obligations hereunder by Party B do not and will not result in any breach of any other employment contracts/agreements, the requirements of any other companies and entities, or other documents and requirements by which Party B is bound.

17.4 In the event of any conflict between the terms of this Contracts and the national, local, provincial and city laws, regulations and policies, the latter shall prevail.

17.5 Any matters not covered by this Contract shall be dealt with in accordance with the national and local laws and regulations, the rules and regulations of Party A or any supplemental agreement separately signed by Party A and Party B.

[No text below]

[Signature Page]

Party A:	Zhejiang Yuhui Solar Energy Source Co., Ltd. (Common Seal)
[Chop affixed]
Authorized Representative:	Li Xianshou
Position:	Legal Representative

Party B:	/s/ Zheng Zhidong January 20, 2009	(Signature)

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